Exhibit 99.2

TRIAL SCHEDULE FOR CERTAIN CASES

Below is a schedule, as of July 22, 2016, setting forth by month the number of individual smoking and health cases and “Lights/Ultra Lights” cases against Philip Morris USA Inc. that are scheduled for trial through September 30, 2016.

2016

Engle progeny

July	0

August	3

September	4

As of July 22, 2016, there was one Engle progeny case in trial.

Other Individual Smoking & Health

July	0

August	0

September	0

As of July 22, 2016, there were no non-Engle progeny cases in trial.

“Lights/Ultra Lights”

July	0

August	1

September	0

As of July 22, 2016, there were no “Lights/Ultra Lights” cases in trial.